Exhibit 7.05

EXECUTION VERSION

To:                       JASO Acquisition Limited (the Company or you)

17 November, 2017

Dear Sirs,

Project Jasmine — Mandate Letter

We, CSI Finance Limited, Credit Suisse AG, Singapore Branch, Dong Yin Development (Holdings) Limited and SPDB International (Hong Kong) Limited as mandated lead arrangers and underwriters (the MLAUs, we or us) are pleased to set out in this letter (together with the Term Sheet, this Letter) the terms and conditions on which we are willing to arrange, underwrite and provide the Facility, in connection with the Cayman Islands statutory merger in respect of you and JA Solar Holdings Co., Ltd. (the Target).

Unless a contrary indication appears in this Letter, a term defined in the Term Sheet or any other Mandate Document has the same meaning when used in this Letter.

In this Letter:

Affiliate means, in relation to a person, a subsidiary or holding company of that person and any other subsidiary of any such holding company.

Agents means the Facility Agent and each Security Agent (each as defined below).

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, the Cayman Islands, Singapore and (in relation to any date for payment in US Dollars) New York City.

Commitment Party means each MLAU and each Agent.

Facility Agreement means the facility agreement relating to the Facility.

Facility Documents means the Facility Agreement, the Closing Transaction Security Documents, the Investor PRC Guarantee and related documentation (in accordance with the terms of this Letter) reflecting the terms of the Term Sheet and otherwise in form and substance satisfactory to the MLAUs.

Fee Letter means any fee letter between: (a) any of the MLAUs and/or the Agents; and (b) the Company dated on or about the date of this Letter.

Information Memorandum means the information memorandum containing all relevant information (including projections) including, but not limited to, information about the Group and the Target Group and how the proceeds of the Facility will be applied.

Mandate Documents means this Letter (including the Term Sheet) and any Fee Letter.

Term Sheet means the term sheet attached to this Letter as an appendix (which, for the avoidance of doubt, includes all appendices thereto).

1.                                Appointment and Exclusivity

1.1                         The Company appoints:

(a)                           the MLAUs as exclusive arrangers and underwriters of the Facility;

(b)                           Citicorp International Limited as facility agent in connection with the Facility (the Facility Agent);

(c)                            Citicorp International Limited as offshore security agent in connection with the Facility (the Offshore Security Agent); and

(d)                           Madison Pacific Trust Limited as onshore security agent in connection with the Facility (together with the Offshore Security Agent, the Security Agents).

1.2                         Until this mandate terminates in accordance with paragraph 13 (Termination):

(a)                           no other person shall be appointed as mandated lead arranger, underwriter, bookrunner, lender, documentation agent, facility agent or security agent (whether offshore or onshore);

(b)                           no other titles shall be awarded; and

(c)                            except as provided in the Mandate Documents, no other fees or compensation shall be paid to any person,

in connection with the Facility without the prior written consent of each of the MLAUs.

2.                                Conditions

2.1                         This offer to arrange and underwrite the Facility is made on the terms of the Mandate Documents and is subject to satisfaction of the following conditions:

(a)                           compliance by the Company in all material respects with the terms of each Mandate Document (other than in respect of paragraph 7 (Information) of this Letter, compliance with which in all material respects shall not be a condition to the offer to arrange and underwrite the Facility contained in this Letter);

(b)                           no “Company Material Adverse Effect” (as defined under the Merger Agreement) has occurred since the date of this Letter and is “continuing” (as interpreted in accordance with Section 7.02(c) (Conditions to the Obligations of the Parent Parties — Material Adverse Effect) of the Merger Agreement);

(c)                            no: (i) Change of Control; or (ii) illegality with respect to an MLAU or any of its Affiliates (in accordance with paragraph (a) of the section entitled “Prepayment and Cancellation” of the Term Sheet) having occurred and compliance with the other conditions of the section entitled “Certain Funds” of the Term Sheet;

(d)                           the preparation, execution and delivery of the Facility Agreement in accordance with paragraph 4 (Facility Documents) of this Letter; and

(e)                            satisfaction (on or prior to the date of submission of the Utilisation Request in respect of the Utilisation) of all conditions precedent to the submission of the Utilisation Request in respect of the Utilisation set out in Annex 2 (Conditions Precedent) to the Term Sheet, and the Facility Agreement.

2.2                         Each MLAU confirms that:

(a)                           it has obtained all credit committee and all other relevant internal approvals with respect to the Facility;

(b)                           it has completed all required due diligence with respect to the Facility; and

(c)                            the draft Merger Documents received by legal counsel to the MLAUs at 01:00 Hong Kong time on 17 November 2017 (email subject: RE: [Ext] Jasmine - Merger Documents (0094707-0000014)) will (subject to them remaining in substantially the same forms, or with such supplements or other modifications which, when taken as a whole, do not materially and adversely affect the interests of the MLAUs), when delivered in final form, be acceptable to it for the purposes of satisfying the relevant condition(s) precedent in the Term Sheet which correspond(s) to the Merger Documents.

2.3                         Each Commitment Party confirms that it has completed all of its client identification procedures in respect of the Original Obligors in compliance with all applicable laws and regulations.

3.                                Underwriting Amounts

3.1                         The underwriting amounts of each of the MLAUs in respect of the Facility are (subject to the Closing Date Gross Leverage Test) as follows:

MLAU	Amount (USD)

CSI Finance Limited	35,000,000

Credit Suisse AG, Singapore Branch	35,000,000

Dong Yin Development (Holdings) Limited	80,000,000

SPDB International (Hong Kong) Limited	10,000,000

Total	160,000,000

3.2                         The obligations of the Commitment Parties under the Mandate Documents are several.  No Commitment Party is responsible for the obligations of any other Commitment Party.

4.                                Facility Documents

4.1                         Each of the parties agrees (unless this Letter is terminated in accordance with its terms) to negotiate in good faith, to use reasonable efforts and to allocate sufficient resources and personnel so that the parties hereto shall (in all relevant capacities) enter into the Facility Agreement, and agree the form of the Closing Transaction Security Documents, as soon as reasonably practicable following the countersignature of this Letter by the Company and, in any event, on or prior to the date falling six months from the date of this Letter (or such later date as may be mutually agreed by the parties hereto (each party acting reasonably)) (the Proposed Signing Date).

4.2                         The Facility Agreement will be based upon the most recent version of the Loan Market Association’s Senior Multicurrency Term and Revolving Facilities Agreement for Leveraged Acquisition Finance Transactions (Senior/Mezzanine) (the Precedent Facility Agreement), amended only to reflect the internal policy requirements and guidelines of the MLAUs, the terms contained in the Term Sheet or otherwise as mutually agreed.

4.3                         The Closing Transaction Security Documents will reflect the Agreed Security Principles.

4.4                         The Investor PRC Guarantee shall contain terms and conditions consistent with personal guarantees commonly used in the offshore PRC financing market and shall be in form and substance satisfactory to us.

4.5                         If, despite good faith negotiation, the parties hereto are unable, after discussion, to agree on any term of the Facility Agreement by the date falling three weeks prior to the Proposed Signing Date, such term will, to the extent comparable with respect to the Precedent Facility Agreement and subject to the Term Sheet, be in the form of that term in the Precedent Facility Agreement, provided that if the Precedent Facility Agreement contains a drafting option, is silent on a particular point or the provisions of the Precedent Facility Agreement require more than minor or technical changes in order to be incorporated into the Facility Agreement, the relevant language shall be such option or language as is reasonably requested by us or, if we do not specify any option or language within ten days of the date of a written request by you, such option or language reasonably requested by you.

4.6                         If, despite good faith negotiation, the parties hereto are unable, after discussion, to agree on any term of the Closing Transaction Security Documents or the Investor PRC Guarantee by the date falling three weeks prior to the Proposed Signing Date, such term will be that reasonably requested by us or, if we do not specify any option or language within ten days of the date of a written request by you, such option or language reasonably requested by you (in each case in accordance with the Agreed Security Principles).

5.                                Fees, Costs and Expenses

5.1                         All fees shall be paid in accordance with the Fee Letter(s) and as set out in the Term Sheet.

5.2                         The Company shall, whether or not the Facility Documents are signed, promptly on demand pay the Commitment Parties the amount of all costs and expenses (including legal fees (subject to any pre-agreed caps)) reasonably incurred by any of them in connection with: (a) the negotiation, preparation, printing and execution of the Facility Documents and the Mandate Documents; and (b) primary syndication of the Facility.

6.                                Payments

All payments to be made under the Mandate Documents:

(a)                           shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the relevant Commitment Parties notify to the Company;

(b)                           shall be paid without any deduction or withholding for or on account of tax (a Tax Deduction) unless a Tax Deduction is required by law.  If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)                            are exclusive of any goods and services tax, value added tax or similar charge (Indirect Tax).  If Indirect Tax is chargeable, the Company shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of that Indirect Tax.

7.                                Information

7.1                         The Company represents and warrants that:

(a)                           all information (other than financial projections and any information of a general non-specific economic or industry nature) provided to the MLAUs by or on behalf of it or any other member of the Group concerning the Group and the Target Group (including for the purposes of preparing the Information Memorandum) (the Information) is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated;

(b)                           nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect; and

(c)                            the financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions.

7.2                         The representations and warranties set out in paragraph 7.1 are deemed to be made by the Company daily by reference to the facts and circumstances then existing commencing on the date of this Letter and continuing until the date the Facility Documents are signed.

7.3                         The Company shall immediately notify the MLAUs in writing if any representation and warranty set out in paragraph 7.1 is incorrect or misleading and agrees to supplement the Information promptly from time to time to ensure that each such representation and warranty is correct when made.

7.4                         The Company acknowledges that the MLAUs will be relying on the Information without carrying out any independent verification.

8.                                Indemnity

8.1

(a)                                      Whether or not the Facility Documents are signed, the Company shall within three Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(1)                   the use of the proceeds of the Facility;

(2)                   any Mandate Document or any Facility Document; and/or

(3)                   the arranging or underwriting of the Facility.

(b)                                      The Company will not be liable under sub-paragraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results directly from any breach by that Indemnified Person of any Mandate Document or any Facility Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Indemnified Person.

(c)                                       For the purposes of this paragraph 8:

Indemnified Person means each Commitment Party, each Lender, in each case, any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

8.2                         No Commitment Party shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 8.1.

8.3

(a)                           The Company agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Affiliates for or in connection with anything referred to in paragraph 8.1 above except, following the Company’s agreement to the Mandate Documents, for any such cost, expense, loss or liability incurred by the Company that results directly from any breach by that Indemnified Person of any Mandate Document or any Facility Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Indemnified Person.

(b)                           Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to the Company or any of its Affiliates or anyone else for consequential losses or damages.

(c)                            The Company represents to the MLAUs (and, in the case of sub-paragraph (4), each Agent) that:

(1)                   it is acting for its own account and it has made its own independent decisions in respect of the Facility, the Merger and all other transactions contemplated by the Mandate Documents (the Transaction) and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(2)                   it is not relying on any communication (written or oral) from any or all of the MLAUs as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction.  No communication (written or oral) received from any or all of the MLAUs shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(3)                   it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.  It is also capable of assuming, and assumes, the risks of the Transaction; and

(4)                   no Agent or MLAU is acting as a fiduciary for or as an adviser to it in connection with the Transaction.

8.4                         The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 8 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 16.2 and 18 (Governing Law and Jurisdiction).

9.                                Confidentiality

The parties hereto acknowledge that the Mandate Documents are confidential and no party shall, and each party shall ensure that none of its Affiliates shall, without the prior written consent of each of the other parties to this Letter, disclose the Mandate Documents or their contents to any other person except:

(a)                           as required by law or regulation, or any governmental, quasi-governmental, administrative, regulatory or supervisory body or authority (including, without limitation, the US Securities and Exchange Commission), stock exchange (including, without limitation, NASDAQ), court, arbitral or other tribunal with applicable jurisdiction (each a Relevant Authority) or in connection with any legal, arbitral or regulatory proceedings or procedure;

(b)                           to any of its Affiliates (which, for the purposes of this paragraph 9 in the case of the Commitment Parties, shall include its head office entity and any other branches, representative offices or related corporations (and each of their Affiliates)) on a confidential basis;

(c)                            to its (and its Affiliates’) employees, professional advisers and other service providers (including, without limitation, auditors, insurers or insurance brokers, administrative, agency or settlement services, clearing houses or other financial market utilities) for the purposes of the Facility on a confidential basis;

(d)                           to: (i) any Obligor and Jinglong (and its shareholders) and their employees or professional advisers; (ii) to the Target Group and their employees or professional advisers for the purposes of the Facility or the Merger; and (iii) Abax and its Affiliates and their employees or professional advisers for the purposes of the Abax Exchangeable Bond, in each case on a confidential basis;

(e)                            by the Commitment Parties to any potential lenders or Participants in accordance with the terms of this Letter or to any person for the purposes of obtaining a valuation in connection with a Participation Transaction; and

(f)                             where such information is publicly available (other than as a result of a breach by the disclosing party of this paragraph 9).

10.                         Publicity/Announcements

Each of the parties hereto shall not make, and shall procure that none of its Affiliates shall make, any public announcement regarding the Facility (including without limitation any roles in respect thereof) without the prior consent of the other parties hereto (such consent not to be unreasonably withheld or delayed), except to the extent required by a Relevant Authority.

11.                         Conflicts

11.1                  The Company and each MLAU acknowledges that the MLAUs or their Affiliates may provide debt financing, equity capital or other services to other persons with whom the Company or its Affiliates may have conflicting interests in respect of the Facility in this or other transactions.

11.2                  The Company and each MLAU acknowledges that the MLAUs or their Affiliates may act in more than one capacity in relation to this transaction and may have conflicting interests in respect of such different capacities.

11.3                  The MLAUs shall not use confidential information obtained from the Company or its Affiliates for the purposes of the Facility in connection with providing services to other persons or furnish such information to such other persons.

11.4                  The Company acknowledges that the MLAUs have no obligation to use any information obtained from another source for the purposes of the Facility or to furnish such information to the Company or its Affiliates.

12.                         Assignments

The Company shall not assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of each of the MLAUs.

13.                         Termination

13.1                  Any Commitment Party may terminate its obligations under this Letter with immediate effect by notifying the Company and the other Commitment Parties:

(a)                           if, in its reasonable opinion, any of the conditions set out in paragraph 2 (Conditions) is not satisfied (or, in the case of sub-paragraph 2.1(e) thereof, becomes impossible to satisfy);

(b)                           if the Merger Documents have not been executed on or before the date of this Letter or if the Facility Agreement has not been executed on or before the Proposed Signing Date;

(c)                            if the Utilisation Date has not occurred on or before the date (New York time) falling 12 months after the date of this Letter; and/or

(d)                           on the date on which you notify us that you have withdrawn your offer for the Target Shares or you have otherwise abandoned or terminated the Merger or any of the Merger Documents (such notification to be provided by the Company promptly following any such abandonment, withdrawal or termination).

13.2                  No failure to exercise, nor any delay in exercising, on the part of any Commitment Party, any right or remedy under this Letter shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Letter are cumulative and not exclusive of any rights or remedies provided by law.

14.                         Survival

14.1                  Except for paragraphs 2 (Conditions), 3 (Underwriting Amounts) and 13 (Termination) the terms of this Letter shall survive and continue after the Facility Documents are signed.

14.2                  Without prejudice to paragraph 14.1, paragraphs 5 (Fees, Costs and Expenses), 6 (Payments), 8 (Indemnity), 9 (Confidentiality), 10 (Publicity/Announcements), 11 (Conflicts) and 13 (Termination) to 18 (Governing Law and Jurisdiction) inclusive shall survive and continue after any termination of the obligations of any MLAU under the Mandate Documents.

15.                         Entire Agreement

15.1                  The Mandate Documents set out the entire agreement between the Company and the MLAUs as to arranging and underwriting the Facility and supersede any prior oral and/or written understandings or arrangements relating to the Facility.

15.2                  Any provision of a Mandate Document may only be amended or waived in writing signed by the Company and each of the Commitment Parties which is a party to such Mandate Document.

16.                         Third Party Rights

16.1                  Unless expressly provided to the contrary in this Letter, a person who is not a party to this Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

16.2                  Notwithstanding any term of this Letter, the consent of any person who is not a party to this Letter is not required to rescind or vary this Letter at any time.

17.                         Counterparts

This Letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

18.                         Governing Law and Jurisdiction

18.1                  This Letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

18.2                  The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to: (a) any non-contractual obligation arising out of or in connection with this Letter; (b) the negotiation of the transaction contemplated by this Letter; or (c) the existence, validity or termination of this Letter).

18.3                  Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)                           irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Mandate Document; and

(b)                           agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned.

Yours faithfully

/s/ John Sun

Director

For and on behalf of
CSI Finance Limited as MLAU

Signature page to Project Jasmine Commitment Letter

/s/ Kamal Sidhu

Vice President

/s/ Kuvesh Pather

Director

For and on behalf of
Credit Suisse AG, Singapore Branch as MLAU

Signature page to Project Jasmine Commitment Letter

/s/ Sui Zhaohui

Director and General Manager

For and on behalf of

Dong Yin Development (Holdings) Limited as MLAU

Signature page to Project Jasmine Commitment Letter

/s/ Yu Xiaodong

Director

For and on behalf of

SPDB International (Hong Kong) Limited as MLAU

Signature page to Project Jasmine Commitment Letter

/s/ Terence Yeung

Vice President

For and on behalf of
Citicorp International Limited as Facility Agent

Signature page to Project Jasmine Commitment Letter

/s/ Terence Yeung

Vice President

For and on behalf of
Citicorp International Limited as Offshore Security Agent

Signature page to Project Jasmine Commitment Letter

/s/ David Naphtali

Managing Director

For and on behalf of
Madison Pacific Trust Limited as Onshore Security Agent

Signature page to Project Jasmine Commitment Letter

We acknowledge and agree to the above:

/s/ Jin Baofang

Director

For and on behalf of
JASO Acquisition Limited as the Company

Signature page to Project Jasmine Commitment Letter